EXHIBIT B

AMENDMENT TO DATE OF INITIAL TERM
AUTOMATIC RENEWAL

Pursuant to and in recognition of the lengthy delays incurred by the Licensee in gaining SEC approvals and Federal Wholesale Permits, Encore Brands LLC (Licensor) shall grant an automatic renewal to the initial term of the agreement described in section 7.1 of this agreement. TERM. Term shall be 36 months, unless earlier terminated in accordance with Section 7.2, this Agreement shall commence as of the Effective Date of September 16th 2011 and shall continue in effect until (a) termination of this Agreement by either party upon thirty (30) days written notice or (b) the termination of the Ecstasy License Agreement in accordance with its terms, whichever is earlier.

/s/ David Kaufman	/s/ Alex McKean
David Kaufman	Alex McKean
Chief Operating Officer	Chief Financial Officer
Encore Brands LLC	Encore Brands, Inc.